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                               FOURTH AMENDMENT TO
                              REDEMPTION AGREEMENT

      THIS FOURTH AMENDMENT TO REDEMPTION AGREEMENT (this "AMENDMENT"), made as of April 22, 2004 (the "EFFECTIVE DATE"), between POST APARTMENT HOMES, L.P., a Georgia limited partnership ("POST"), and JRC ACQUISITION CORPORATION, an Illinois corporation ("JUPITER").

                           W I T N E S S E T H: That,

      WHEREAS, Post and Jupiter entered into that certain Redemption Agreement dated as of February 27, 2004, as amended by First Amendment to Redemption Agreement dated as of March 30, 2004, as amended by Second Amendment to Redemption Agreement dated as of April 16, 2004, and as amended by Third Amendment to Redemption Agreement dated as of April 19, 2004 (as amended herein called the "AGREEMENT"); and

      WHEREAS, in accordance with the Agreement, Post and Jupiter desire to amend certain terms and provisions of the Agreement as provided herein, and ratify the Agreement;

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the sum of TEN DOLLARS ($10.00), and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

      1. DEFINITIONS. All capitalized terms utilized in this Amendment, and not otherwise defined in this Amendment, have the meanings ascribed to such capitalized terms in the Agreement.

      2. CREDIT FOR ANTICIPATED CAPITAL EXPENDITURES. At Closing, Post shall provide to Jupiter a credit against the Property Value in the amount of Seven Million Two Hundred Fifty Thousand Dollars ($7,250,000.00) for capital expenditures anticipated to be incurred by Jupiter following the Closing (the "CAP EX CREDIT"). In partial consideration for Post's agreement to provide the Cap Ex Credit, all matters of which Jupiter has knowledge relating to the physical condition of the Property or otherwise relating to the Property as of the Closing shall be deemed to be set forth on Post's Disclosure Statement and all representations, warranties and agreements of Post set forth in the Agreement shall be subject to such matters.

      3. SECOND DEPOSIT OF OPTION MONEY. The Second Deposit of Option Money shall be increased from One Million Dollars ($1,000,000.00) to Three Million Dollars ($3,000,000.00), so that the total amount of Option Money shall be Five Million Dollars ($5,000,000.00). Accordingly, Section 1.4(b) of the Agreement is hereby restated in its entirety to read as follows:

                  "(b) If Jupiter does not exercise the right to terminate this
            Agreement in accordance with Section 4.2 hereof, then Jupiter shall, on or before April 26, 2004, deposit with such office of Escrow Agent the additional sum of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) (the "SECOND DEPOSIT") by wire transfer of immediately available funds. Accordingly, the total amount of the Option Money, consisting of the First Deposit and the Second Deposit, shall be FIVE MILLION DOLLARS ($5,000,000.00)."

      In addition, Section 1.7 of the Agreement is hereby amended to replace the phrase "the sum of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00)" with the phrase "the sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00)"

      Jupiter shall deliver the Second Deposit to Escrow Agent in the manner provided above on April 26, 2004. Jupiter has informed Post that it intends to make such deposit by increasing the letter of credit currently held by Escrow Agent. Jupiter agrees that it shall fax such increased letter of credit to Post on April 23, 2004 and shall deposit the original of such increased letter of credit with Escrow Agent on or before April 26, 2004.

      4. EXERCISE OF CASH OPTION. The parties hereto have elected to close the transaction contemplated herein under the Cash Option described in Section
2.8 of the Agreement, and the transaction shall not be a redemption. Taking into account the Cap Ex Credit, the parties anticipate that the Cash Balance will be ONE HUNDRED FIVE MILLION SIX HUNDRED SIXTY-FIVE THOUSAND AND NO/100 DOLLARS ($105,665,000.00) (i.e., $112,915,000 - $7,250,000.00 = $105,665,000.00). Post
and Jupiter hereby acknowledge and agree that this Amendment shall constitute adequate notice under Section 2.10 that the parties have elected the Cash Option. The parties hereto further acknowledge and agree that Section 2.9 of the Agreement is no longer relevant and shall have no effect.

      5. POST CORNERS PHASE II REPORT. The parties acknowledge that environmental testing conducted on behalf of Jupiter at the Post Corners Project has resulted in a finding that groundwater in one location at the Post Corners Project contains tetrachloroethylene at levels requiring reporting to the State of Georgia Environmental Protection Division (the "EPD") under the Regulations implementing the Georgia Hazardous Site Response Act (the "CONTAMINATION"). The parties believe such Contamination originated off-site at a dry cleaning facility. Accordingly, Post agrees to file with the EPD a release notification as soon as reasonably practical following the date of this Agreement, but in no event later than May 8, 2004. The parties currently anticipate that following such filing, the EPD will issue a determination that a release exceeding the reportable quantity has not occurred, such determination to be subject to the reasonable approval of Jupiter, GMAC Commercial Mortgage Affordable Housing Division ("GMAC") and Fannie Mae, such approval not to be unreasonably withheld, conditioned or delayed (as approved by Jupiter, GMAC and Fannie Mae, a "NO ACTION LETTER"). As of the Closing Date the following shall occur:

                  (i) Jupiter shall acquire all the Projects other than the Post Corners Project on the Closing Date (the "INITIAL CLOSING") in accordance with and subject to the terms of this Agreement in the same manner as if the Post Corners Project were not included in the Property under this Agreement except that the following terms shall apply:

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

                        (A) The Property Value allocated to the other Projects shall be TWO HUNDRED THREE MILLION ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($203,125,000.00) and the Cap Ex Credit allocated to such other Projects shall be SIX MILLION THREE HUNDRED SEVENTY-FIVE DOLLARS ($6,375,000.00). The Assumed Project Financing at the Initial Closing shall not include the Post Corners bond financing. At the Initial Closing, the amount of the Other Assumed Debt or the Cash Balance, as applicable, shall be reduced to take into account the reduction in the Property Value.

                        (B) The Property Value allocated to the Post Corners Project shall be TWENTY-EIGHT MILLION EIGHT HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($28,875,000.00) (the "POST CORNERS VALUE") and the Cap Ex Credit allocated to the Post Corners shall be EIGHT HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($875,000.00) (the "POST CORNERS CAP EX CREDIT").

                        (C) At the Initial Closing, FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) of the Option Money ("POST CORNERS OPTION MONEY") . shall be retained by Escrow Agent as Option Money for the purchase of the Post Corners Project.

                        (D) Jupiter shall acquire the Post Corners Project from Post in the form of a purchase on the Post Corners Closing Date.

      6. CLOSING DATES. Section 5.1 of the Agreement is hereby amended and restated in full as follows:

            5.1   CLOSING TIME AND PLACE.

            (a) The Initial Closing shall be held at the at the office of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303 at 10:00 A.M. (Atlanta, Georgia local time) on the earlier to occur of (i) the thirtieth
      (30th) day following the date on which the Authorities have given such consents as are necessary for the Assumption and Release Transaction in accordance with this Agreement ("AUTHORITY CONSENTS") or (ii) June 30, 2004. (or such extended date as may be provided under other provisions of this Agreement). At Closing, Post and Jupiter shall perform the obligations set forth in, respectively, Section 5.2 and Section 5.3. The Closing may be held at such other place or such earlier time and date as Seller and Purchaser shall mutually approve in writing. The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which Closing occurs) is sometimes referred to herein as the "CLOSING DATE". Jupiter shall make diligent and commercially reasonable efforts to obtain the Authority Consents as soon as practical and with the goal of causing the Initial Closing Date to occur on or before June 1, 2004.

            (b) The consummation of the transaction related to the Post Corners Project (the "POST CORNERS CLOSING") shall be held at the office of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303 at 10:00 A.M. (Atlanta, Georgia local time) on

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

      the later of (i) the date that is seven (7) days after the Closing Date or
      (ii) the earlier of (y) the date that is fifteen (15) days after the issuance of a No Action Letter or (z) five (5) business days after Jupiter provides written notice to Post of its election to close. If, however, the Post Corners Closing has not occurred by September 24, 2004, then the Agreement as it relates to the Post Corners Project shall terminate, the Post Corners Option Money shall be refunded to Jupiter and neither Jupiter nor Post shall have any other obligations under the Agreement with respect to the Post Corners Project other than those provisions that expressly survive termination. If the No Action Letter has not been obtained by September 9, 2004, and Jupiter provides Post written notice of its election to close, then if the No Action Letter is not obtained by the date for the Post Corners Closing, Post shall be obligated to fund at Closing the lesser of (i) one-half of Jupiter's premium for environmental insurance on the Post Corners Project or (ii) Fifty Thousand Dollars ($50,000.00); provided, however, Post shall be furnished with reasonable evidence of such premium prior to the Post Corners Closing, and Jupiter shall be obligated to fund the balance of such premium at the Post Corners Closing. If the No Action Letter has not been obtained by September 9, 2004, and Jupiter provides Post written notice of its election to terminate this Agreement with respect to the Post Corners Project, then the Post Corners Option Money shall be refunded to Jupiter and neither Jupiter nor Post shall have any other obligations under the Agreement with respect to the Post Corners Project other than those provisions that expressly survive termination.

      7. POST'S TAX DEFERRED EXCHANGE. Post may convey the Post Corners Project (and only the Post Corners Project) as part of a tax deferred exchange for the benefit of Post pursuant to Section 1031 of the Internal Revenue Code. Post may assign all contract rights and obligations related to Post Corners Project under the Agreement to a qualified intermediary, as part of, and in furtherance of, such tax deferred exchange. JUPITER agrees to assist and cooperate in such exchange for the benefit of Post at no cost, expense or liability TO Jupiter and without reduction or alteration of the rights of Jupiter under this Agreement and with respect to Post; and Jupiter further agrees to execute any and all documents (subject to the reasonable approval of JUPITER'S legal counsel) as are reasonably necessary in connection with such exchange at Post's sole expense provided that Jupiter shall not be required to undertake any material liability or obligation in so doing and provided that such exchange does not extend the Closing Date. As part of such exchange, Post shall convey the Post Corners Project directly to Jupiter and Jupiter shall not be obligated to acquire or convey any other property as part of such exchange. Post shall indemnify, hold harmless and defend Jupiter from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Jupiter and arising out of Jupiter's participation in such exchange for the benefit of Post. Notwithstanding the foregoing, should Post fail to effect a tax deferred exchange as contemplated in this Section 7 for any reason, then the sale by Post of the Post Corners Project shall be consummated in accordance with terms and conditions of this Amendment just as though the provisions of this Section 7 had been omitted from this Amendment, except that Jupiter shall be reimbursed and indemnified from resulting costs and expenses as provided in this Section. Nothing contained in this Section 7 shall release Post of any of its obligations or liabilities under the Agreement or this Amendment, whether arising before, at or after Closing, nor shall anything contained in this Section 7 impose any liability or obligation on Jupiter with respect to the tax consequences of this transaction to Post.

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

      8. ALTERNATIVE TRANSACTION STRUCTURE. In partial consideration for Post's agreement to provide the Cap Ex Credit, Jupiter agrees that at Post's request Jupiter shall cooperate with Post fully and in good faith to effect Jupiter's acquisition of the Property in an alternative transaction structure as designated by Post which allows Post to redeem the Preferred Units either at Closing or thereafter (the "ALTERNATIVE TRANSACTION STRUCTURE"). Without limitation, the Alternative Transaction Structure may require Jupiter to purchase the Property by assuming the Assumed Project Financing, delivering a promissory note to Post in an amount approximately equal to the liquidation value of the Preferred Units, and paying cash to Post for the balance of the Property Value. As collateral for such promissory note, the Alternative Transaction Structure may require Jupiter to deliver to Post a letter of credit in the amount of the note. In connection with the Alternative Transaction Structure, Jupiter shall not be required to pay transaction costs in excess of those currently contemplated under the Agreement (such as, for example, a letter of credit fee) but might be compensated by Post for any increased transaction costs. Similarly, in connection with the Alternative Transaction Structure, Jupiter shall not be required to incur material risk or exposure (such as tax risk) greater than currently contemplated in the Agreement.

      9. NO OTHER CHANGES. Except as herein expressly amended or otherwise provided, each and every term, condition, warranty and provision of the Agreement remains in full force and effect, and such are hereby ratified, confirmed and approved by the parties to this Amendment. Without limitation on the foregoing, Post and Jupiter agree that the Closing Date is not extended or affected by this Amendment.

      10. MISCELLANEOUS. The miscellaneous provisions of Article 12 of the Agreement, to the extent applicable to this Amendment, shall govern the execution, construction, interpretation and enforcement of this Agreement.

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

      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the Effective Date.

                                       POST:

                                       POST APARTMENT HOMES, L.P.,
                                       a Georgia limited partnership

                                            By:   Post GP Holdings, Inc.,
                                                  a Georgia corporation,
                                                  sole General Partner

                                                  By: __________________________
                                                  Name: ________________________
                                                  Title: _______________________

                                       Date of Execution:  April 22, 2004

      THIS IS A SIGNATURE PAGE TO, AND MAY BE ATTACHED TO A MASTER COUNTERPART OF, THE FOURTH AMENDMENT TO REDEMPTION AGREEMENT, DATED AS OF APRIL 22, 2004, BETWEEN POST APARTMENT HOMES, L.P. AND JRC ACQUISITION CORPORATION, WITH RESPECT TO POST CANYON(R) APARTMENTS, POST CHASE(R) APARTMENTS, POST CORNERS(R) APARTMENTS, POST COURT(R) APARTMENTS, POST LANE(R) APARTMENTS, AND POST MILL(R) APARTMENTS IN METROPOLITAN ATLANTA, GEORGIA, AND POST LAKE(R) APARTMENTS IN METROPOLITAN ORLANDO, FLORIDA.

                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

                                         JUPITER:

                                         JRC ACQUISITION CORPORATION, an
                                         Illinois corporation

                                         By: ________________________________
                                         Name: _____________________________
                                         Title: ______________________________

                                         Date of Execution:  April 22, 2004

      THIS IS A SIGNATURE PAGE TO, AND MAY BE ATTACHED TO A MASTER COUNTERPART OF, THE FOURTH AMENDMENT TO REDEMPTION AGREEMENT, DATED AS OF APRIL 22, 2004, BETWEEN POST APARTMENT HOMES, L.P. AND JRC ACQUISITION CORPORATION, WITH RESPECT TO POST CANYON(R) APARTMENTS, POST CHASE(R) APARTMENTS, POST CORNERS(R) APARTMENTS, POST COURT(R) APARTMENTS, POST LANE(R) APARTMENTS, AND POST MILL(R) APARTMENTS IN METROPOLITAN ATLANTA, GEORGIA, AND POST LAKE(R) APARTMENTS IN METROPOLITAN ORLANDO, FLORIDA.

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